Exhibit 99.1

FOR IMMEDIATE RELEASE

For: United Fire & Casualty Company

        118 Second Avenue SE, PO Box 73909

        Cedar Rapids, Iowa 52407-3909

Contact: John A. Rife, President/CEO, 319-399-5700

United Fire & Casualty Company Reports Record Quarterly Earnings

•	Second quarter net income totaled $20.1 million, or $1.88 per share

•	Second quarter net operating income was $1.83 per share

•	Second quarter total revenues were $149.6 million

•	Second quarter combined ratio was 83.8%

•	Book value of $39.42 per share as of June 30, 2004

CEDAR RAPIDS, IA – July 27, 2004 – United Fire & Casualty Company (Nasdaq: UFCS) today reported second quarter 2004 net income of $20.1 million, or $1.88 per share (after providing for the dividend on convertible preferred stock), which includes net realized investment gains (before tax) of $.7 million. Net income for the second quarter of 2003 was $13.0 million, or $1.18 per share (after providing for the dividend on convertible preferred stock), which included net realized investment losses (before tax) of $.1 million. Second quarter diluted earnings were $1.70 per share and $1.10 per share for 2004 and 2003, respectively.

The overall improvement in second quarter net income was the result of growth in property and casualty premium, a decrease in claims frequency, improvement in catastrophe loss experience and a decrease in investment write-downs as compared to the prior year.

Net operating income available to common shareholders for the second quarter of 2004 was $18.4 million, or $1.83 per share. Net operating income available to common shareholders for the second quarter of 2003 was $11.8 million, or $1.18 per share.

Total revenues were $149.6 million in the second quarter of 2004, an increase of $9.1 million, or 6.5 percent, over the second quarter of 2003. Net premiums earned increased 6.4 percent to $120.3 million in the second quarter of 2004, compared to $113.1 million in the second quarter of 2003. Net realized investment gains were $.7 million in the second quarter of 2004, compared to net realized investment losses of $.1 million in the second quarter of 2003. Investment income was $28.5 million in the second quarter of 2004, a 7.1 percent increase from the second quarter of 2003.

Pre-tax catastrophe losses, net of reinsurance, of $5.0 million for the second quarter of 2004 added 4.5 points to the combined ratio, resulting in an after-tax earnings reduction of $.33 per share. In comparison, pre-tax catastrophe losses, net of reinsurance, of $12.3 million for the second quarter of 2003 added 11.6 points to the combined ratio, resulting in an after-tax earnings reduction of $.80 per share. The improvement in catastrophe loss experience between quarters is attributable to a decrease in losses incurred related to abnormally severe weather events in the second quarter of 2004 when compared to the second quarter of 2003.

“Our company produced record earnings in the second quarter of 2004, with outstanding results in the property and casualty segment,” said President & CEO John A. Rife, who also indicated that it was the sixth consecutive quarter that our company has earned an underwriting profit.

“Several factors contributed to our strong performance, including reduced personal lines business and low catastrophe losses. Our business is currently 10 percent personal lines and 90 percent commercial lines. This has decreased our exposure to severe catastrophe loss frequency, normally a result of wind and hail claims on personal lines policies.

“Our company’s claims frequency decreased by nearly 25 percent between the second quarter of 2003 and the second quarter of 2004. Although claims severity increased slightly in the last quarter, it was more than offset by the substantial decrease in claims frequency.

“I am very satisfied by our company’s six-month results overall. However, I am aware that we still have the majority of the hurricane season to endure, and although we have practiced careful risk selection in hurricane-prone areas, we still have significant exposure in the Gulf Coast states.”

UNITED FIRE & CASUALTY COMPANY AND SUBSIDIARIES

	Three Months Ended June 30,		Six Months Ended June 30,
Financial Results (In thousands, except per share data and number of shares)	2004	2003	2004	2003
Revenues
Net premiums written	$135,297	$124,992	$258,357	$246,305

Net premiums earned	$120,337	$113,083	$238,724	$223,931
Investment income, net of investment expenses	28,505	26,622	55,035	52,685
Realized investment gains (losses)	698	(75)	1,019	(2,848)
Other income	49	820	97	1,558

Total Revenues	149,589	140,450	294,875	275,326
Benefits, Losses and Expenses
Losses and settlement expenses	66,336	71,531	130,416	139,629
Increase in liability for future policy benefits	1,957	1,547	4,033	3,872
Amortization of deferred policy acquisition costs	27,013	22,809	54,122	44,877
Other underwriting expenses	10,726	11,726	21,644	23,772
Interest on policyholders’ accounts	14,217	14,135	28,527	27,989

Total Benefits, Losses and Expenses	120,249	121,748	238,742	240,139

Income before income taxes	29,340	18,702	56,133	35,187

Federal income taxes	9,285	5,729	17,607	10,593

Net income	$20,055	$12,973	$38,526	$24,594

Less preferred stock dividends and accretions	$1,174	$1,174	$2,359	$2,359

Earnings available to common shareholders	$18,881	$11,799	$36,167	$22,235

Net operating income available to common shareholders	$18,428	$11,848	$35,505	$24,086

Weighted average shares outstanding	10,056,071	10,037,728	10,052,119	10,037,598

Basic earnings per common share	$1.88	$1.18	$3.60	$2.22

Diluted earnings per common share	$1.70	$1.10	$3.27	$2.09

Cash dividends declared per common share	$0.20	$0.19	$0.40	$0.38

Following is a discussion of our year-to-date results.

For the first half of 2004 net income was $38.5 million, or $3.60 per share. For the six months ended June 30, 2003, net income was $24.6 million, or $2.22 per share. Diluted earnings for the first half of 2004 was $3.27 per share. Diluted earnings for the first half of 2003 was $2.09 per share. Net realized investment gains (before tax) were $1.0 million through June 30, 2004, compared to net realized investment losses (before tax) of $2.8 million for the first six months of 2003.

Net operating income available to common shareholders for the six months ended June 30, 2004 was $35.5 million, or $3.53 per share, versus net operating income available to common shareholders of $24.1 million, or $2.40 per share, for the six months ended June 30, 2003.

Pre-tax catastrophe losses for the six months ended June 30, 2004, net of reinsurance, were $5.3 million, which added 2.4 points to the combined ratio. These catastrophe losses resulted in an after-tax earnings impact of $.34 per share. For the same period of 2003, pre-tax catastrophe losses were $12.8 million, which added 6.1 points to the combined ratio. These catastrophe losses resulted in an after-tax earnings impact of $.83 per share.

Following is a discussion of second quarter 2004 results for each business segment.

Property and casualty insurance segment

In the second quarter of 2004, our property and casualty insurance segment’s pre-tax income was $26.0 million, compared to $15.5 million in the second quarter of 2003. Premium growth, decreased claims frequency and a decrease in catastrophe losses significantly contributed to the improvement in pre-tax income. This improvement was offset to some extent by amortization of the deferred acquisition cost asset. The amortization of deferred policy acquisition costs has increased as a result of the higher level of acquisition costs we deferred throughout 2003 when compared to 2002. These costs are deferred and amortized to expense as the related premiums are earned. The elevated 2003 deferred acquisition cost asset will promote increased levels of deferred policy acquisition cost amortization throughout 2004 as compared to amortization expense recognized throughout 2003.

Net premiums written in the second quarter of 2004 were $127.7 million compared to $117.4 million in the second quarter of 2003. Net premiums earned in the second quarter of 2004 were $111.7 million compared to $105.7 million in the second quarter of 2003. The growth in net premiums written and net premiums earned achieved during 2004 is attributable to pricing and other underwriting initiatives pursued in recent years. In the two year period preceding 2004 we have implemented premium rate increases in several of our lines of business. While these pricing increases have leveled in 2004, we continue to realize the impact of the prior year premium rate increases as the related premium is earned.

The net loss ratio, which includes loss adjustment expenses, was 55.3 percent for the second quarter of 2004, versus 64.3 percent for the second quarter of 2003. The improvement in the net loss ratio is primarily attributable to the underwriting initiatives pursued in recent years, a decrease in claims frequency and a decrease in catastrophe losses. The second quarter 2004 commercial lines net loss ratio (including reinsurance) was 55.6 percent, compared to 60.5 percent for the second quarter of 2003. The second quarter 2004 personal lines net loss ratio was 52.5 percent, compared to 87.6 percent for the second quarter of 2003. The significant improvement in the personal lines results had a limited impact on our overall net loss ratio because our personal lines business represents only 10 percent of our overall net premium volume.

The expense ratio improved to 28.5 percent in the second quarter of 2004, compared to 28.7 percent in the second quarter of 2003.

“We have successfully completed the transfer of our underwriting and administrative operations in New Orleans to our Gulf Coast Regional Office in Galveston, Texas,” said Rife. “In addition to our claims, marketing and loss control personnel, 12 other New Orleans employees have continued in their positions.

“Our company still maintains a claims office in New Orleans to continue to meet the needs of our policyholders in Alabama, Arkansas, Louisiana, Mississippi and Tennessee. The staff in the Gulf Coast Regional Office has also been expanded to provide service to our agents in Alabama, Arkansas, Louisiana, Mississippi, Tennessee and Texas.

“We are confident that the consolidation will be beneficial to both our company and our agencies, resulting in reduced expenses, improved communication and increased efficiency. We thank our agents for their support and patience during this transition.

“For the remainder of the year, we will continue to focus on our philosophy of writing good business with good agents at an adequate price. As noted in the first quarter, we are seeing a leveling of premiums in the marketplace, with modest increases for difficult risks.”

Property & Casualty Insurance Financial Results:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2004	2003	2004	2003
Revenues
Net premiums written	$127,691	$117,393	$244,174	$231,685

Net premiums earned	$111,715	$105,707	$222,411	$209,064
Investment income, net	7,555	6,335	14,003	11,728
Realized investment gains	297	898	1,030	792
Other income	—	788	—	1,496

Total Revenues	119,567	113,728	237,444	223,080

Benefits, Losses and Expenses
Losses and settlement expenses	61,746	67,947	120,632	131,406
Amortization of deferred policy acquisition costs	22,859	20,259	47,250	39,126
Other underwriting expenses	8,963	10,068	18,205	20,382

Total Benefits, Losses and Expenses	93,568	98,274	186,087	190,914

Income before income taxes	25,999	15,454	51,357	32,166

Federal income taxes	8,101	4,583	15,922	9,518

Net income	$17,898	$10,871	$35,435	$22,648

Life insurance segment

In the second quarter of 2004 our life insurance segment recorded pre-tax income of $3.3 million, compared to $3.2 million for the second quarter of 2003. This nominal improvement was the result of a combination of factors. We recorded no investment write-downs in the second quarter of 2004, compared to investment write-downs of $2.0 million in the second quarter of 2003. The decrease in investment write-downs contributed to the recognition of a net realized investment gain of $.4 million in the second quarter of 2004, compared to a $1.0 million net realized investment loss in the second quarter of 2003. Net premiums earned in the second quarter of 2004 were $8.6 million compared to $7.4 million in the second quarter of 2003. These improvements in our life insurance segment’s quarterly results were offset to some extent by increases in benefits, losses and expenses, primarily losses and settlement expenses and amortization of deferred policy acquisition costs.

Historically, the principal product of our life insurance segment has been the single premium deferred annuity. Pursuant to U.S. generally accepted accounting principles, annuity deposits are not reported as net premiums earned. Rather, annuity deposits are recorded as liabilities for future policyholder benefits. Revenues for annuities consist of policy surrender charges and investment income earned on policyholder deposits. In the second quarter of 2004, annuity deposits were $12.3 million, compared to $37.9 million in the second quarter of 2003. The decrease in annuities written reflects the gradual recovery from the temporary suspension of new fixed annuity business which was in effect for the second half of 2003.

Effective June 30, 2003, we temporarily suspended the sale of all new fixed annuity business. We made this decision in consideration of the difficulty we had in finding suitable investment vehicles in terms of duration and quality to fit our asset-liability matching needs, which had resulted in the accumulation of significant amounts of cash. While this accumulation improved our liquidity, it also resulted in negative spreads on new business.

As a result of the improving investment environment, we re-entered the fixed annuity marketplace in most of our licensed states effective January 1, 2004.

Rife commented, “The results of our life insurance segment continue to lag as we regain momentum following our annuity suspension. The interest rate environment and its current investment options continue to present some challenges.

“New term life and whole life products with premium rates based on updated mortality tables were introduced late in the second quarter in most states. We anticipate that these products will generate increased sales in the third quarter, while increases in annuity sales will remain contingent upon availability of acceptable investment vehicles to match the annuity liabilities.”

Life Insurance Financial Results:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2004	2003	2004	2003
Revenues
Net premiums written	$7,606	$7,599	$14,183	$14,620

Net premiums earned	$8,622	$7,376	$16,313	$14,867
Investment income, net	20,950	20,287	41,032	40,957
Realized investment gains (losses)	401	(973)	(11)	(3,640)
Other income	49	32	97	62

Total Revenues	30,022	26,722	57,431	52,246

Benefits, Losses and Expenses
Losses and settlement expenses	4,590	3,584	9,784	8,223
Increase in liability for future policy benefits	1,957	1,547	4,033	3,872
Amortization of deferred policy acquisition costs	4,154	2,550	6,872	5,751
Other underwriting expenses	1,763	1,658	3,439	3,390
Interest on policyholders’ accounts	14,217	14,135	28,527	27,989

Total Benefits, Losses and Expenses	26,681	23,474	52,655	49,225

Income before income taxes	3,341	3,248	4,776	3,021

Federal income taxes	1,184	1,146	1,685	1,075

Net income	$2,157	$2,102	$3,091	$1,946

Financial condition and supplementary financial information

At June 30, 2004, our consolidated total assets were $2.5 billion, compared to $2.4 billion at December 31, 2003. Stockholders’ equity at June 30, 2004 was $396.4 million, with a book value of $39.42 per share, versus stockholders’ equity of $373.9 million, with a book value of $37.23 per share, as of December 31, 2003.

Stockholders’ equity included $80.6 million of after-tax net unrealized investment gains as of June 30, 2004 compared to $90.6 million of after-tax net unrealized investment gains as of December 31, 2003. The decrease in net unrealized investment gains during 2004 is primarily attributable to the effect that changes in the interest rate environment during the period had on the carrying value of our available-for-sale fixed maturity security portfolio.

Financial Condition:

(In thousands, except per share data)			June 30, 2004	December 31, 2003
Total assets			$2,477,168	$2,405,155
Total stockholders’ equity			396,429	373,926
Common stockholders’ equity (book value) per share			39.42	37.23
Total cash & investments			2,140,180	2,097,163

Supplementary Financial Analysts’ Data:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2004	2003	2004	2003
GAAP combined ratio:
Net loss ratio	55.27%	64.28%	54.24%	62.85%
Expense ratio	28.48%	28.69%	29.43%	28.46%

Combined ratio	83.75%	92.97%	83.67%	91.31%
Combined ratio (without catastrophes)	79.24%	81.33%	81.29%	85.21%

Statutory combined ratio:
Net loss ratio	55.27%	64.28%	54.24%	62.85%
Expense ratio	30.01%	29.20%	29.59%	28.82%

Combined ratio	85.28%	93.48%	83.83%	91.67%
Combined ratio (without catastrophes)	80.77%	81.84%	81.45%	85.57%

Personal and commercial* lines underwriting analysis:
Premiums earned - personal lines	$12,279	$14,637	$24,911	$29,160
Losses and loss adjustment expenses incurred - personal lines	6,441	12,825	12,989	23,223
Personal lines net loss ratio	52.46%	87.62%	52.14%	79.64%

Premiums earned - commercial lines	$99,436	$91,070	$197,500	$179,904
Losses and loss adjustment expenses incurred - commercial lines	55,305	55,122	107,643	108,183
Commercial lines net loss ratio	55.62%	60.53%	54.50%	60.13%

*	Commercial lines information includes reinsurance results

United Fire & Casualty Company is a regional insurer that, along with its insurance subsidiaries, offers personal and commercial property and casualty insurance and life insurance. Its products are marketed principally through its regional offices in Cedar Rapids, Iowa (company headquarters); Denver, Colorado; and Galveston, Texas. For the eleventh consecutive year, United Fire & Casualty Company has been named to the Ward’s 50, a respected benchmark group of the industry’s top performing insurance companies. For more information about United Fire & Casualty Company and its products and services, visit our Web site, www.unitedfiregroup.com.

Non-GAAP Financial Measures

We believe that investor understanding of our financial performance is enhanced by disclosure of certain non-GAAP financial measures. The non-GAAP financial measures we utilize in this release are net operating income, net premiums written, catastrophe losses and statutory combined ratio. Net operating income is a key measure used by management and investors in monitoring the operating results of a company’s core business. Net premiums written, catastrophe losses and statutory combined ratio are statutory financial measures prepared in accordance with statutory accounting rules as prescribed by the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual.

Net operating income: The difference between earnings available to common shareholders and net operating income available to common shareholders is the inclusion in earnings available to common shareholders of after-tax realized investment gains and losses. We utilize net operating income because we believe it is a useful measure of the underlying performance of our core business. Management and investors commonly evaluate operating earnings as an indicator of a company’s financial performance. This measure also is described as net income before after-tax realized investment gains and losses. Because our calculation of net operating income may differ from similar measures used by other companies, investors should be careful when comparing our measure of net operating income to that of other companies.

(In Thousands)

Second Quarter	Earnings Available to Common Shareholders	After-tax Realized Losses (Gains)	Net Operating Income	Earnings/Net Operating Income per share
2004	$18,881	$(453)	$18,428	$1.88 / $1.83
2003	$11,799	$49	$11,848	$1.18 / $1.18

Year to date	Earnings Available to Common Shareholders	After-tax Realized Losses (Gains)	Net Operating Income	Earnings/Net Operating Income per share
2004	$36,167	$(662)	$35,505	$3.60 / $3.53
2003	$22,235	$1,851	$24,086	$2.22 / $2.40

Net premiums written: Net premiums written is a statutory accounting measure representing the amount of premiums charged for policies issued during the period. These premiums are reflected as revenue as they are earned over the underlying policy period. Net premiums written applicable to the unexpired term of a policy are recorded as unearned premium. We evaluate net premiums written as a measure of business production for the period under review.

(In Thousands)

Second Quarter	Net Premiums Written	Net Change in Unearned Premium	Net Premiums Earned
2004	$135,297	$(14,960)	$120,337
2003	$124,992	$(11,909)	$113,083

Year to date
2004	$258,357	$(19,633)	$238,724
2003	$246,305	$(22,374)	$223,931

Catastrophe losses: A catastrophe loss is a single incident or series of closely related incidents causing severe insured losses. Catastrophes are by their nature unpredictable. The frequency and severity of catastrophic losses we experience in any year impacts our results of operations and financial position. In analyzing the underwriting performance of our property and casualty insurance segment, we evaluate performance both including and excluding catastrophe losses. We define catastrophes to include events that cause $25.0 million or more in industry-wide direct insured losses to property and that affect a significant number of insureds and insurers. This is the same definition utilized by the Insurance Services Office, a supplier of property and casualty statistical data. At United Fire, we also include in our catastrophe totals those events we believe are, or will be, material to our operations, either in amount or in number of claims made.

Statutory combined ratio: The combined ratio is a commonly used financial measure of underwriting performance. A combined ratio below 100 percent indicates a profitable book of business. The combined ratio is the sum of two separately calculated ratios, the loss and loss adjustment expense ratio (referred to as the “net loss ratio”) and the underwriting expense ratio (the “expense ratio”). When prepared in accordance with U.S. generally accepted accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss adjustment expenses by net premium earned. The expense ratio is calculated by dividing non-deferred underwriting expenses and amortization of deferred policy acquisition costs by net premiums earned. When prepared in accordance with statutory accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss adjustment expenses by net premium earned. The expense ratio is calculated by dividing underwriting expenses by net premiums written.

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate, management’s beliefs and assumptions made by management. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “continues,” “seeks,” “estimates,” “predicts,” “should,” “could,” “may,” “will continue,” “will be,” “will promote,” “might,” “hope,” “encouraging,” “optimistic” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Among the factors that could cause our actual outcomes and results to differ are the following: inherent uncertainties with respect to loss reserving; the occurrence of catastrophic events or other insured or reinsured events with a frequency or severity exceeding our estimates; the actual amount of new and renewal business and demand for our products and services; the competitive environment in which we operate, including price, product and service competition; developments in domestic and global financial markets that could affect our investment portfolio and financing plans; impact of regulatory actions on our Consolidated Financial Statements; uncertainties relating to government and regulatory policies; additional government and stock exchange policies relating to corporate governance, and the cost to comply; legal developments; changing rates of inflation, interest rates and other economic conditions; a continuation or worsening of domestic and global economic conditions; our relationship with our agencies; the valuation of invested assets; the recovery of deferred acquisition costs; or our relationship with our reinsurers. These are representative of the risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.